Exhibit 99.3

Retention Award between Stoneridge, Inc. and George E. Strickler, Mark J. Tervalon,
Thomas A. Beaver and Michael D. Sloan

October 5, 2009

PERSONAL & CONFIDENTIAL

_____________
_____________
Stoneridge, Inc.
9400 E. Market Street
Warren, Ohio 44484

Re:         Retention Award

Dear ______:

The Board of Directors of Stoneridge, Inc. (the “Company”) has decided that you should be provided with the compensation enhancement as outlined in this letter agreement.  The intent of this additional compensation is to recognize your positive contribution to the Company and to serve as a retention incentive to remain with the Company as we mutually seek to improve Company performance.

1.           Retention Award Amount.  Your award under this letter agreement (the “Retention Award”) is the amount of $_____________.

2.           Award Conditions.  Each of the following conditions must be satisfied in order for you to be entitled to receive your Retention Award:

(a)           You shall have remained in the continuous employment of the Company  during the period from the date of this letter agreement through October 5, 2010 (the “Retention Period Date”); and

(b)           You shall have complied in all material respects with all of your obligations under any employment or other agreement between you and the Company, including this letter agreement, and any incentive compensation plan of the Company in which you are a participant, and all other material terms and conditions of your employment.

If all of the conditions set forth in this Paragraph 2 are satisfied, the Company will pay you the Retention Award at the next regular payroll cycle following the Retention Period Date.

3.           Termination of Employment.  Notwithstanding anything in this letter agreement to the contrary, if at any time between the date of this letter agreement and the Retention Period Date your employment is terminated by the Company without “cause” (as defined below) or by you and such termination is deemed to be a without “cause”, then for all purposes of this letter agreement you shall be deemed to have remained in continuous employment until the Retention Period Date, and the condition set forth in clause (a) of Paragraph 2 shall be deemed to be satisfied for all purposes of this letter agreement as of the Retention Period Date.

For purposes hereof, the term “cause” shall mean the your: (1) intentional misappropriation of funds from the Company; (2) conviction of a felony; (3) commission of a crime or act or series of acts involving moral turpitude; (4) commission of an act or series of acts of dishonesty that are materially inimical to the best interests of the Company; (5) breach of any material term of any agreement between you and the Company; (6) willful and repeated failure to perform the duties associated with the your position, which failure has not been cured within thirty (30) days after the Company gives notice thereof to you; or (7) failure to cooperate with any Company investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over you or the Company.  Any other termination of your employment by the Company shall be deemed to be without “cause.”

In addition to the items described in above, you may terminate your employment with the Company and such termination shall be deemed to be a termination by the Company without “cause” if:  (1) the Company reduces your title, responsibilities, power or authority in comparison with the your title, responsibilities, power or authority on the effective date of this letter; (2) the Company assigns you duties which are inconsistent with the duties assigned to you on effective date of this letter and which duties the Company persists in assigning to you despite yours prior written objection; (3) the Company changes your reporting responsibilities so that you are no longer reporting directly to the President and Chief Executive Officer; or (4) the Company reduces your annual base compensation, or materially reduces your health, life, disability or other insurance programs, retirement or profit-sharing benefits or any benefits provided by the Company, or excludes the you from any plan, program or arrangement, including but not limited to bonus or incentive plans (unless such decrease is proportionate with a decrease in the base compensation or various benefit plans provided or available to the officers of the Company as a group).

4.           Miscellaneous.

(a)           This letter agreement is binding on and inures to the benefit of the Company and its successors and permitted assigns.  This letter agreement is also binding on and inures to the benefit of you and your heirs, executors, administrators and legal representatives.

(b)           The Company or its successor may withhold from any payments made under this letter agreement any federal, state, local or other applicable taxes required by law.  In addition, the Company or its successor may offset from any payments to be made under this letter agreement any amounts owed by you to the Company or any of its affiliates.

(c)           This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter are of no further force or effect and are superseded hereby.

(d)           This letter agreement shall be governed by and construed in accordance with the laws of the State of Ohio without reference to principles of conflicts of laws.

(e)           Amounts payable under this letter agreement will not be considered as compensation to you for the purpose of any other benefits or programs available through or provided to you by the Company.

(f)           You understand and agree that nothing in this letter agreement shall be construed as an employment agreement.

If you are in agreement with the foregoing, please sign the enclosed copy of this letter agreement where indicated below and return the signed copy to Steffanie Wyant, Director of Administration and Risk Management.  This letter agreement will become effective upon receipt by the Company from you of an executed copy of this letter agreement.

Stoneridge, Inc.

By:
William M. Lasky
Chairman of the Board
Accepted and agreed this
5th day of October, 2009

[name]